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                                                           EXHIBIT NUMBER 99.1

(1)  ACCELERATION IN COMMERCIALIZATION OF WIRELESS PRODUCTS


SUNNYVALE, Calif., Sept. 15 /PRNewswire/ -- Conductus, Inc. (Nasdaq: CDTS), a leading manufacturer of high-performance superconductive wireless systems, announced today that it has received $6.525 million in financing to support the commercialization of their ClearSite(TM) Wireless Products in the wireless communications market. The Company raised $5.025 million in new equity funds, $1.0 million in a new lease line with a prominent leasing company, and $0.50 million released from a prior leasing agreement.

The equity funding has been received primarily from leading investment firms, and is in the form of a new series of convertible preferred stock. The Company has issued 1,861,085 preferred shares at $2.70 per share. The preferred shares have a cumulative stock dividend of 6% and are convertible into common stock. In connection with this financing, the Company has issued warrants to purchase 372,217 shares of common stock at $2.70 per share.

In addition, the Company has signed a new lease line agreement to provide $1.0 million in new funding for capital equipment requirements over a twelve month period. This funding will be used to expand both engineering and manufacturing capabilities, as well as general corporate needs.

"I am pleased to announce the completion of $6.525 million of additional funding," stated Charles Shalvoy, President and CEO of Conductus, Inc. "This latest financing round provides the financial resources for us to continue the commercialization and development of our products. These funds will be used to introduce new products in both the commercial, as well as government sectors, expand our sales and marketing infrastructure, and extend our manufacturing capabilities to meet market demand. We are seeing increasing acceptance of our products in both the commercial and government market sectors, as our ClearSite(TM) products continue to demonstrate reduced dropped call rates, improved voice quality, enhanced coverage, and increased billable minutes."

Conductus, Inc., founded in 1987 and based in Sunnyvale, California, develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide telecommunications market. For many applications, the unique properties of superconductors offer significant performance advantages over products based on conventional copper electronic components. These advantages can provide improved price/performance at the system level because of enhanced sensitivity and efficiency, as well as reduced size and weight.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions, or strategies regarding the future. Forward-looking statements include statements regarding future sales, product introduction and acceptance, market acceptance and financial stability. The Company's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements.

Press announcements and other information about Conductus are available on the World Wide Web. Type http://www.conductus.com at the prompt.

SOURCE Conductus, Inc.

CONTACT: Ainslie Mayberry, Chief Financial Officer (interim) of Conductus, Inc., 408-523-9428